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                                                                      Exhibit 23





Accountants' Consent
--------------------

Board of Director's
CBES Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-39785 on Form S-8 of CBES Bancorp, Inc. of our report dated August 13, 1999 relating to the consolidated balance sheets of CBES Bancorp, Inc. and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999 which report appears in the June 30, 1999 Annual Report on Form 10-KSB of CBES Bancorp, Inc.

/s/ KPMG LLP
Kansas City, Missouri
September 28, 1999